Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-193317) pertaining to the 2003 Stock Incentive Plan, as amended, 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan of GlycoMimetics, Inc.,
(2)	Registration Statement (Form S-3 No. 333-202808) of GlycoMimetics, Inc.,
(3)	Registration Statement (Form S-8 No. 333-206166) pertaining to the 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan of GlycoMimetics, Inc., and
(4)	Registration Statement (Form S-8 No. 333-209814) pertaining to the 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan of GlycoMimetics, Inc.

of our report dated March 1, 2017, with respect to the financial statements of GlycoMimetics, Inc. included in this Annual Report (Form 10-K) of GlycoMimetics, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

McLean, Virginia

March 1, 2017